Exhibit 99.1

Anne Spitza	Ken Rizvi
Corporate Marketing	Corporate Development & Investor Relations
ON Semiconductor	ON Semiconductor
(602) 622-5852	(602) 244-3437
anne.spitza@onsemi.com	ken.rizvi@onsemi.com

ON Semiconductor Completes Acquisition of CPU Voltage and PC Thermal Monitoring Business from Analog Devices, Inc.

PHOENIX, Ariz. – Jan. 2, 2008 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that it has completed its acquisition of the voltage regulation and thermal monitoring products for computing applications from Analog Devices, Inc. (NYSE: ADI). On Nov. 8, 2007, ON Semiconductor announced that it signed a definitive agreement to acquire these product lines from ADI. The total consideration value paid of approximately $184 million in cash includes the purchase price for the acquired assets and intellectual property rights related to the product lines as well as amounts payable under a one-year manufacturing supply arrangement with ADI.

“The customers and products associated with the computing end-market are a critical component to our ongoing success and strategy,” said Keith Jackson, ON Semiconductor president and CEO. “The technical expertise, customer relationships and power management know-how of the ADI team expands our overall computing power management business and accelerates our notebook power management revenue.”

After paying cash for this transaction, the company expects its cash and cash equivalents balance will exceed $250 million exiting 2007. ON Semiconductor will begin recognizing revenue associated with the acquired business beginning in the first quarter of 2008. The company also anticipates minimal non-cash acquisition related charges associated with the transaction in the fourth quarter ending Dec. 31, 2007 and approximately $2 million in non-cash amortization of intangible charges associated with the acquisition in the first quarter of 2008. ON currently anticipates reporting fourth quarter and 2007 annual results on Jan. 31, 2008 at which time it will provide first quarter 2008 guidance that will include the results of the acquired business. The company also intends to report U.S. GAAP and non-GAAP earnings per share which will exclude certain non-cash related charges beginning in the fourth quarter of 2007.

About ON Semiconductor

With its global logistics network and strong portfolio of power semiconductor devices, ON Semiconductor (NASDAQ: ONNN) is a preferred supplier of power solutions to engineers, purchasing professionals, distributors and contract manufacturers in the power supply, computer, cell phone, portable devices,

— more —

ON Semiconductor Completes Acquisition of CPU Voltage and PC Thermal Monitoring Business From Analog Devices, Inc.

2 – 2 – 2 – 2

automotive and industrial markets. For more information, please visit ON Semiconductor’s website at http://www.onsemi.com.

# # #

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to the potential acquisition of the Voltage and PC Thermal Monitoring Business from ADI and related matters (e.g. related timing of the same). All forward-looking statements in this news release are based on management’s current expectations and estimates, and involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are revenues and operating performance, changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions (including risks associated with the purchase of the Voltage and PC Thermal Monitoring Business and its intellectual property, our ability to retain highly-skilled personnel currently employed at the business, risks associated with the foundry services agreement and difficulties in integrating the business into our business in a cost-effective manner), risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally, risks and costs associated with increased and new regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act of 2002), and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are in “Item 1A Risk Factors” of our Form 10-K for the year ended December 31, 2006 and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.